UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2010

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
Suite 3500
Hunt Valley, Maryland  21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.01             Completion of Acquisition or Disposition of Assets.

On June 29, 2010, pursuant to the previously reported Securities Purchase Agreement dated November 17, 2009 among Omega Healthcare Investors, Inc. (“Omega”), CapitalSource Inc. (“CapitalSource”) and certain affiliates of CapitalSource, Omega purchased certain CapitalSource subsidiaries owning 40 long-term care facilities (the “HUD Portfolio”) that are encumbered by long-term mortgage financing guaranteed by the U.S. Department of Housing and Urban Development (“HUD”).

The aggregate purchase price for the HUD Portfolio was approximately $270 million, consisting of approximately (i) $65 million in cash, (ii) $3 million shares of common stock of Omega, valued at $18.623 per share, and (iii) $202 million of assumed debt, as further described below.  In addition, Omega issued an additional $15 million of its common stock to an affiliate of CapitalSource as consideration for certain escrow amounts transferred at closing. Omega’s purchase of the HUD Portfolio represents the final closing under the Securities Purchase Agreement.

The 40 facilities comprising the HUD Portfolio represent 4,882 available beds located in 2 states and are part of 13 in-place triple net leases among 2 operators.

Omega drew $65 million under its $320 million senior secured revolving credit facility to fund the cash portion of the purchase price.

The debt assumed at the closing of Omega’s acquisition of the HUD Portfolio includes the following:

-	$20.0 million of unsecured debt, with 9.0% interest payable quarterly and maturing in December 2021.

-
Approximately $53 million of secured debt, represented by separate mortgage loans to 11 of the acquired subsidiaries. These loans have a weighted average annual interest rate of 6.61% and mature between January 2036 and May 2040.  Each of these loans is insured by HUD and secured by the facility and related personal property of the applicable subsidiary.

-
Approximately $129 million of secured debt, represented by separate mortgage loans to 18 of the acquired subsidiaries. The loans are divided into two groups of facilities, based on the master lease associated with those facilities. These loans have a weighted average annual interest rate of 4.85% and mature between January 2040 and January 2045.  Each of these loans is insured by HUD, cross-defaulted to the other loans in the same group and cross-collateralized by the facilities and related personal property of all of the borrowers in that group.  In addition, the non-borrower acquired subsidiaries have mortgaged their facilities to secure the loans in their group.  The Omega subsidiary formed for the purpose of acquiring these subsidiaries has guaranteed such loans under certain circumstances.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 2.01 above, which is incorporated herein by reference, for a discussion of debt assumed and draws under Omega’s $320 million senior secured revolving credit facility secured in connection with Omega’s acquisition of the HUD Portfolio.

Item 3.02             Unregistered Sales of Equity Securities.

On June 29, 2010, Omega issued 994,600 shares of Common Stock to an affiliate of CapitalSource in connection with its acquisition of the HUD Portfolio in reliance on the private placement exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: June 30, 2010	By:	/s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer